Exhibit 99.1

Press Release

Contacts:	MEDIA:	ANALYSTS:
	Kevin Heine	Steve Lackey
	(212) 635-1569	(212) 635-1578

The Bank of New York Mellon Reports Third Quarter Continuing EPS of $.56,

Excluding Merger and Integration Expenses Continuing EPS of $.67

Strong Revenue Momentum combined with Positive Operating Leverage

Integration on track

NEW YORK, N.Y., October 18, 2007 -- The Bank of New York Mellon Corporation (NYSE:BK) reported third quarter income from continuing operations of $642 million and diluted earnings per share of 56 cents which compares to 41 cents a year ago and 62 cents sequentially. The merger of The Bank of New York Company, Inc. with Mellon Financial Corporation was completed July 1, 2007.

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Adjusting for the impact of merger and integration expense ($218 million pre-tax), diluted earnings per share for the third quarter of 2007 was 67 cents, which compares to 50 cents a year ago and 66 cents sequentially.

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Adjusting for the impact of merger and integration expenses ($218 million pre-tax) and intangible amortization expense ($131 million pre-tax), diluted earnings per share for the third quarter of 2007 was 74 cents, which compares to 51 cents a year ago and 69 cents sequentially.

Income from continuing operations was $448 million in the second quarter of 2007, and $298 million in the third quarter of 2006.

“We are off to a tremendous start as a new company,” said Robert P. Kelly, chief executive officer of The Bank of New York Mellon. “During a volatile market environment, we delivered strong double-digit increases in revenue and profit reflecting a combination of impressive organic growth and the positive impact of market volatility on our securities servicing businesses. While the asset management environment during the quarter was challenging, we capitalized on our strength in money market funds and won a landmark mandate in China. Our pipelines are in great shape, credit quality remains strong, we launched our new brand and the integration is proceeding well.”

The results for the third quarter of 2007 include the net pre-tax benefit of $27 million from a settlement received for early termination of a contract that occurred in 2005 associated with the clearing business, as well as the pre-tax write-offs of the value of the remaining interest in a hedge fund manager that was sold in 2006 ($32 million) and internally developed software ($6 million). In addition, the impact of the merger in the third quarter on the state marginal tax rate required a recalculation of the yield on the leverage lease portfolio. The effect was a $22 million reduction in net interest revenue, together with a $45 million tax benefit recorded as a reduction to taxes. The net impact of these items increased earnings per share by approximately 1 cent.

Third Quarter Highlights of The Bank of New York Mellon (Unless otherwise noted, all comments begin with the results of the third quarter of 2007. This is followed by commentary that compares the current period to pro forma combined results of the third quarter of 2006 unless otherwise noted. The appendix to this release provides the pro forma combined results, without purchase accounting adjustments and assumes that the merger had occurred at the beginning of the third quarter of 2006. Please refer to the Quarterly Earnings Summary Report for detailed business sector information.)

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Total revenue (FTE) reached a record level of $3.614 billion, consisting of 81% fee and other revenue and 19% net interest revenue. On a pro forma combined basis, the growth was 24%, driven by higher fee revenue of 21% and net interest revenue of 40%.

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Assets under management, excluding securities lending assets, amounted to $1.106 trillion. On a pro forma combined basis, this represents an increase of 19% compared to the prior year and 2% (unannualized) sequentially. Net asset flows totaled $29 billion for the third quarter of 2007. Assets under custody and administration amounted to $20.8 trillion. On a pro forma combined basis, this represents an increase of 22% compared to the prior year and 2% (unannualized) sequentially.

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Asset and wealth management fees totaled $854 million. On a pro forma combined basis, this represents an increase of 25%, reflecting net new business and higher equity market levels. Sequential revenue increased 1% (unannualized), in line with market levels. The impact of market volatility on certain alternative, quantitative and fixed income strategies was offset by strong net inflows into money market funds.

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Performance fees were a negative $3 million. On a pro forma combined basis, performance fees were $59 million in the third quarter of 2006 and $63 million in the second quarter of 2007. The significant decline from both periods principally reflects the impact of market volatility during the third quarter on certain alternative and quantitative strategies as well as weaker relative performance compared to the third quarter of 2006.

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Asset servicing fees totaled $720 million. On a pro forma combined basis, the increase was 25% reflecting a record level of securities lending revenue and increased client activity related to market volatility and net new business. Securities lending fee revenue was $108 million compared to $66 million in the prior year and $97 million sequentially. Wider spreads driven by market volatility and a decrease in interest rates offset the typical seasonal sequential decline in securities lending fee revenue.

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Issuer services fees were $436 million. On a pro forma combined basis, the increase was 79% and if adjusted for the Acquired Corporate Trust Business the increase was approximately 15%. The sequential increase was 5% (unannualized), reflecting a strong quarter in both depositary receipts and global products within Corporate Trust.

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Clearing and execution services fees totaled $304 million. On a pro forma combined basis, these fees increased 3% compared with the third quarter of 2006 and increased 7% (unannualized) compared with the second quarter of 2007. Excluding the impact of the contribution of certain businesses to ConvergEx in October of 2006, clearing and execution services fees rose approximately 25% vs. 3Q06, driven by strong growth in trading activity in a normally slow quarter along with continued growth in money market and mutual fund positions.

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Foreign exchange and other trading fees totaled $238 million. This compares to $137 million in the prior year and $176 million sequentially, on a pro forma combined basis. The increases compared to both prior periods reflect higher client volumes, as well as a significant increase in currency volatility and a higher valuation of the credit derivatives portfolio.

Third Quarter Highlights of The Bank of New York Mellon, continued

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Investment income was $22 million. On a pro forma combined basis, this compares to $54 million in the prior year and $77 million sequentially. The decline compared to prior periods principally reflects the lower market value of seed capital investments due to the market environment.

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Net interest revenue (FTE) totaled $674 million with a net interest margin of 2.02%. This compares to a pro forma combined net interest revenue of $481 million in the third quarter of 2006 and $592 million in the second quarter of 2007.

The increase from both prior periods reflects a higher level of average interest-earning assets driven principally by the growth in client deposits. The net margin increased 22 basis points compared to the prior year and 7 basis points sequentially, principally reflecting the benefit of wider spreads on investment securities. Sequentially, the margin benefited from the impact of market volatility on short-term spreads as well as higher deposit levels, lower bond premium amortization due to slowing prepayments, partially offset by the negative impact of the required recalculation of the yield on the leverage lease portfolio under FAS 13 ($22 million).

•	Total noninterest expense was $2.706 billion. This compares to a pro forma combined noninterest expense of $2.146 billion in the third quarter of 2006 and $2.642 billion in the second quarter of 2007.

Excluding merger and integration expense ($218 million) and intangible amortization ($131 million), noninterest expense on a pro forma combined basis increased 16% compared to the third quarter of 2006 and declined 3% (unannualized) sequentially. The results reflect $79 million in expense synergies ($62 million net of open positions eliminated) associated with the merger (detailed in the Quarterly Earnings Summary Report).

On a pro forma combined basis, excluding merger and integration expense, intangible amortization expense and the non-operating items in the third quarter of 2007 detailed on page 1 and the second quarter of 2007 detailed on page 11, we generated 1,100 bps of positive operating leverage compared to the prior year and 400 bps sequentially.

•	There was no provision for credit losses in the third quarter of 2007, compared to a credit of $4 million in the third quarter of 2006 and a credit of $15 million in the second quarter of 2007.

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Pre-tax margin (FTE) was 25% in the third quarter of 2007. Excluding merger and integration expenses, intangible amortization expense and the non-operating items detailed on page 1, the pre-tax margin (FTE) was 36%. This compares to 30% in the third quarter of 2006 and 34% sequentially, on a pro forma combined basis excluding merger and integration expense, intangible amortization and the non-operating items in the second quarter of 2007 detailed on page 11.

The following comparisons are to legacy The Bank of New York only.

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The effective tax rate was 28.2% compared with 29.4% in the third quarter of 2006 and 31.9% in the second quarter of 2007. The lower effective tax rate vs. the prior year reflects the impact of the recalculation of the yield on the leverage lease portfolio under FAS 13. Excluding this adjustment, the effective tax rate was 32.4%.

•	Total assets at Sept. 30, 2007 were $184 billion, an increase of $58 billion from June 30, 2007, reflecting the merger with Mellon.

•	Return on tangible common equity was 46% for the third quarter of 2007, or 53% excluding merger and integration expense, intangible amortization expense and the non-operating items detailed on page 1.

•	The adjusted tangible shareholders’ equity ratio was 5.31% at Sept. 30, 2007 compared to 4.53% at June 30, 2007.

•	Average diluted shares of 1.141 billion increased by approximately 418 million shares from the second quarter of 2007, reflecting the merger.

On Oct. 9, 2007, The Bank of New York Mellon declared a quarterly common stock dividend of 24 cents per share. This cash dividend is payable on Nov. 2, 2007, to shareholders of record as of the close of business on Oct. 24, 2007.

The Bank of New York Mellon Corporation is a global financial services company focused on helping clients manage and service their financial assets, operating in 37 countries and serving more than 100 markets. The company is a leading provider of financial services for institutions, corporations and high-net-worth individuals, providing superior asset management and wealth management, asset servicing, issuer services, clearing services and treasury services through a worldwide client-focused team. It has more than $20 trillion in assets under custody and administration, more than $1.1 trillion in assets under management and services $11 trillion in outstanding debt. Additional information is available at www.bnymellon.com.

Earnings Release Format

The third quarter 2007 results in this release reflect The Bank of New York and Mellon on a consolidated basis. The results for the nine months ended Sept. 30, 2007 in this release include nine months of The Bank of New York and three months for Mellon which reflect all related purchase accounting adjustments. All prior period financial results are for The Bank of New York only, unless labeled pro forma.

Throughout this earnings release, all information is reported on a continuing operations basis unless otherwise noted. Quarterly returns are annualized. Certain amounts are presented on a fully taxable equivalent (FTE) basis. We believe that this presentation provides comparability of amounts arising from both taxable and tax-exempt sources, and is consistent with industry practice. The adjustment to an FTE basis has no impact on net income. Where financial measures are presented excluding certain specified amounts, we believe the presentation enhances investor understanding of period to period results.

Supplemental Financial Information

Please refer to the Quarterly Earnings Summary for supplemental financial information of The Bank of New York Mellon Corporation, including 5-quarter trends of fee and other revenue, net interest revenue, noninterest expense as well as business sector trends. The Quarterly Earnings Summary is available at www.bnymellon.com (Investor Relations - financial releases).

Conference Call Data

Robert P. Kelly, chief executive officer; Gerald L. Hassell, president; and Bruce W. Van Saun, chief financial officer, along with other members of executive management from The Bank of New York Mellon, will host a conference call and simultaneous live audio webcast at 8 a.m. EDT on Thursday, Oct. 18, 2007. This conference call and audio webcast will include forward-looking statements and may include other material information. Persons wishing to access the conference call and audio webcast may do so by dialing (888) 677-2456 (U.S.) and (517) 623-4161 (International) Pass code: Earnings, or by logging on to www.bnymellon.com. The earnings release together with the quarterly earnings summary will be available at www.bnymellon.com beginning at approximately 6:30 a.m. EDT on Oct. 18. Replays of the conference call and audio webcast will be available beginning Oct. 18 at approximately 2 p.m. EDT through Thursday, Nov. 1, 2007 by dialing (800) 810-4036 (U.S.) or (402) 280-1623 (International). The archived version of the conference call and audio webcast will also be available at www.bnymellon.com for the same time period.

THE BANK OF NEW YORK MELLON CORPORATION

Financial Highlights

			Legacy The Bank of New York only
	Quarter ended
(dollar amounts in millions, except per share amounts and unless otherwise noted; common shares in thousands)	Sept. 30, 2007		June 30, 2007		Sept. 30, 2006
Continuing Operations:
Fee and other revenue	$2,931		$1,580		$1,263
Net interest revenue	669		452		351

Total revenue	$3,600		$2,032		$1,614

EPS from continuing operations (diluted) - As reported (GAAP) (a)	$.56		$.62		$.41
Non-GAAP adjusted:
Excluding merger and integration expense and non-operating items detailed on page 1(a)	.66		.66		.50
Excluding merger and integration expense, non-operating items detailed on page 1 and intangible amortization (a)	.73		.69		.51

Return on tangible common equity:
GAAP	46.0%		37.3%		22.2%
Non-GAAP adjusted (b)	53.1%		39.8%		26.5%

Return on equity:
GAAP	8.9%		15.5%		11.6%
Non-GAAP adjusted (b)	11.6%		16.7%		14.4%

Fee and other revenue as a percentage of total revenue (FTE)	81%		78%		78%

Annualized fee and other revenue per employee (based on average headcount) (in thousands)	$290		$274		$248

Non-U.S.:
Percent of revenue (FTE)	31%		32%		29%

Pre-tax operating margin (FTE):
GAAP	25%		32%		26%
Non-GAAP adjusted (b)	36%		36%		33%

Net interest margin (FTE) (c)	2.02%		2.01%		1.89%

Selected average balances (c):
Interest-earning assets	$133,534		$90,557		$76,088
Total assets	$183,828		$114,323		$95,579
Interest-bearing deposits	$80,870		$53,610		$43,905
Noninterest-bearing deposits	$26,466		$15,334		$10,687
Shareholders’ equity	$28,669		$11,566		$10,262

Average common shares and equivalents outstanding (in thousands)
Basic	1,125,165		709,783	(a)	713,946	(a)
Diluted	1,140,797		722,661	(a)	723,272	(a)

Period-end data
Assets under management (in billions)	$1,106		$153		$131
Assets under custody and administration (in trillions)	$20.8		$14.9		$12.2
Cross-border assets (in trillions)	$8.3		$6.2		$4.2
Securities lending cash collateral assets (in billions)	$575		$365		$368

Employees	40,600		23,200		20,500

Tier I capital ratio (d)	9.1%	(e)	8.09%		8.17%
Total (Tier I plus Tier II) capital ratio (d)	13.0%	(e)	12.07%		12.32%
Adjusted tangible shareholders’ equity to assets ratio (d)(f)	5.31%		4.53%		5.58%

Book value per common share	$25.43		$16.50	(a)	$14.52	(a)
Tangible book value per common share	$5.83		$7.35	(a)	$8.04	(a)
Dividends per share	$0.24		$0.23	(a)	$0.23	(a)
Dividend yield	2.17%		2.12%		2.46%
Closing common stock price per share	$44.14		$43.93	(a)	$37.38	(a)
Market capitalization	$50,266		$31,495		$26,938
(a)	Historical earnings per share and all other share-related data are presented in post-merger share count terms. See page 8 for additional information.
(b)	Calculated excluding merger and integration expense, intangible amortization and non-operating items detailed on page 1.
(c)	Prior periods calculated on a continuing operations basis.
(d)	Includes discontinued operations.
(e)	Preliminary.
(f)	Shareholders’ equity less goodwill and intangible assets plus the benefit of the deferred tax liability associated with tax deductible intangibles divided by total assets less goodwill and intangible assets.

THE BANK OF NEW YORK MELLON CORPORATION

Condensed Consolidated Income Statement (a)

	Quarter ended				Nine months ended
(in millions, except per share amounts)	Sept. 30, 2007	June 30, 2007	Sept. 30, 2006		Sept. 30, 2007	Sept. 30, 2006
Fee and other revenue
Securities servicing fees:
Asset servicing	$720	$427	$346		$1,540	$1,046
Issuer services	436	367	194		1,122	555
Clearing and execution services	304	291	302		877	981

Total securities servicing fees	1,460	1,085	842		3,539	2,582
Asset and wealth management fees	854	168	133		1,173	393
Performance fees	(3)	21	3		32	17
Foreign exchange and other trading activities	238	117	83		482	322
Treasury services	122	55	55		227	158
Distribution and servicing	95	2	2		99	4
Financing-related fees	51	61	62		164	189
Investment income	22	39	34		97	108
Securities gains (losses)	(9)	(2)	1		(9)	-
Other	101	34	48		182	125

Total fee and other revenue	2,931	1,580	1,263		5,986	3,898
Net interest revenue
Interest revenue	1,778	1,162	960		3,961	2,683
Interest expense	1,109	710	609		2,413	1,635

Net interest revenue	669	452	351		1,548	1,048
Provision for credit losses	-	(15)	(4)		(30)	(5)

Net interest revenue after provision for credit losses	669	467	355		1,578	1,053
Noninterest expense
Staff	1,280	752	644		2,752	1,904
Professional, legal and other purchased services	241	132	89		503	256
Net occupancy	144	81	70		304	206
Distribution and servicing	127	4	4		135	12
Software	91	57	53		202	161
Furniture and equipment	80	54	46		184	145
Sub-custodian	58	42	31		134	101
Business development	56	37	27		123	78
Clearing and execution	52	44	52		133	161
Communications	33	23	26		75	74
Other	195	87	51		354	174

Subtotal	2,357	1,313	1,093		4,899	3,272
Amortization of intangible assets	131	29	14		188	42
Merger and integration expense:
The Bank of New York Mellon	205	35	-		244	-
Acquired Corporate Trust Business	13	12	89		36	89

Total noninterest expense	2,706	1,389	1,196		5,367	3,403

Income
Income from continuing operations before income taxes	894	658	422		2,197	1,548
Provision for income taxes	252	210	124		670	499

Income from continuing operations	642	448	298		1,527	1,049
Discontinued operations:
Income (loss) from discontinued operations	(4)	(4)	96		(13)	297
Provision (benefit) for income taxes	(2)	(1)	42		(5)	124

Discontinued operations income (loss), net	(2)	(3)	54		(8)	173

Net income	$640	$445	$352		$1,519	$1,222

Earnings per share (b)
Basic:
Income from continuing operations	$.57	$.63	$.42		$1.80	$1.47
Income (loss) from discontinued operations, net	-	-	.08		(.01)	.24

Net income	$.57	$.63	$.49	(c)	$1.79	$1.71
Diluted:
Income from continuing operations	$.56	$.62	$.41		$1.77	$1.45
Income (loss) from discontinued operations, net	-	-	.07		(.01)	.24

Net income	$.56	$.62	$.49	(c)	$1.76	$1.69

(a)	Third quarter and year-to-date 2007 include three months of the combined company’s results, while second quarter 2007 and the results for all periods in 2006 include legacy The Bank of New York only.
(b)	All earnings per share data is presented in post-merger share count terms. See page 8 for additional information.
(c)	Amounts do not foot due to rounding.

THE BANK OF NEW YORK MELLON CORPORATION

Condensed Consolidated Balance Sheet

		Legacy The Bank of New York only
(dollar amounts in millions, except per share amounts)	Sept. 30, 2007	Dec. 31, 2006(a)	Sept. 30, 2006
Assets
Cash and due from banks	$6,010	$2,840	$2,072
Interest-bearing deposits with banks	28,158	13,172	16,753
Federal funds sold and securities purchased under resale agreements	4,194	5,114	5,139
Securities:
Held-to-maturity (fair value of $2,208; $1,710 and $1,716)	2,221	1,729	1,737
Available-for-sale	44,861	19,377	20,278

Total securities	47,082	21,106	22,015
Trading assets	6,890	5,544	3,266
Loans	50,856	37,793	33,958
Reserve for loan losses	(332)	(287)	(339)

Net loans	50,524	37,506	33,619
Premises and equipment	1,701	1,050	1,009
Accrued interest receivable	655	422	406
Goodwill	15,764	5,008	3,801
Intangible assets	6,554	1,453	872
Other assets	16,437	9,973	8,856
Assets of discontinued operations	3	18	8,828

Total assets	$183,972	$103,206	$106,636

Liabilities
Deposits
Noninterest-bearing (principally domestic offices)	$27,289	$19,554	$11,451
Interest-bearing deposits in domestic offices	21,263	10,041	9,785
Interest-bearing deposits in foreign offices	59,653	32,551	33,717

Total deposits	108,205	62,146	54,953
Federal funds purchased and securities sold under repurchase agreements	2,929	790	1,040
Trading liabilities	4,978	2,507	2,102
Payables to customers and broker-dealers	7,917	7,266	6,673
Other borrowed funds	2,112	1,625	1,121
Accrued taxes and other expenses	7,842	5,129	4,140
Other liabilities (including allowance for lending related commitments of $178, $150 and $137)	6,679	3,477	4,671
Long-term debt	14,312	8,773	8,434
Liabilities of discontinued operations	41	64	13,035

Total liabilities	155,015	91,777	96,169
Shareholders’ equity (b)
Common stock-par value $0.01 per share, authorized 3,500,000,000 shares, issued 1,139,968,850; 994,110,501 and 990,464,938	11	10	10
Additional paid-in capital	19,713	10,035	9,879
Retained earnings	9,773	9,280	7,820
Accumulated other comprehensive loss, net of tax	(488)	(317)	(66)
Less: Treasury stock of 1,191,302; 280,935,236 and 269,522,099 shares, at cost	(49)	(7,576)	(7,169)
Loan to ESOP (95,994, 95,994 and 191,989 shares)	(3)	(3)	(7)

Total shareholders’ equity	28,957	11,429	10,467

Total liabilities and shareholders’ equity	$183,972	$103,206	$106,636

(a)	Certain prior period balances have been revised, see discussion on pages 9 and 10.
(b)	Par value, authorized, issued, treasury stock and loan to ESOP shares at Dec. 31, 2006 and Sept. 30, 2006 are presented in post-merger share count terms. See page 8 for additional information.
Note:	The balance sheet at Dec. 31, 2006 has been derived from the audited financial statements as of that date, as revised.

Nonperforming Assets

Nonperforming assets were $37 million at Sept. 30, 2007, down from $38 million at Sept. 30, 2006 and up from $27 million at June 30, 2007. Nonperforming asset balances remain at historically low levels.

Consolidated Net Income Including Discontinued Operations

Net income, including discontinued operations, totaled $640 million, or 56 cents per share, in the third quarter of 2007, compared with $352 million, or 49 cents per share, in the third quarter of 2006, and $445 million, or 62 cents per share, in the second quarter of 2007.

Supplemental information - Earnings Per Share Presented on a GAAP and Non-GAAP basis

In the merger transaction between The Bank of New York and Mellon, The Bank of New York shareholders received ..9434 shares of The Bank of New York Mellon common stock for each share of The Bank of New York common stock outstanding on the closing date of the merger. Mellon Financial Corp. shareholders received one share of The Bank of New York Mellon common stock for each share of Mellon Financial Corp. common stock outstanding on the closing date of the merger. Historical earnings per share for The Bank of New York are presented in post-merger share count terms in this Earnings Release and the Quarterly Earnings Summary. The table below converts earnings per share for The Bank of New York into post-merger share count terms for periods prior to July 1, 2007.

Reported amounts are presented in accordance with GAAP. We believe that this supplemental non-GAAP information is useful to the investment community in analyzing the financial results and trends of our business. We believe they facilitate comparisons with prior periods and reflect the principal basis on which our management internally monitors financial performance. These non-GAAP items also are excluded from our segment measures used internally to evaluate segment performance because management does not consider them particularly relevant or useful in evaluating the operating performance of our business segments.

Continuing operations - fully	Legacy The Bank of New York Only (a)
diluted earnings per share	Quarter ended						Nine months ended
	Sept 30, 2006	Dec. 31, 2006	March 31, 2007	June 30, 2007	Sept. 30, 2007		Sept. 30, 2007		Sept. 30, 2006 (a)
As reported	$.39	$.56	$.57	$.59	$.56		$1.77		$1.36
As reported adjusted for exchange ratio (GAAP)	.41	.60	.61	.62	.56		1.77		1.45
Non-GAAP adjusted - excluding merger and integration expense and non-operating items: (b)
As reported	.47	.58	.59	.63	.66	(c)	1.95	(c)	1.44
Adjusted for exchange ratio	.50	.61	.62	.66	.66	(c)	1.95	(c)	1.53
Non-GAAP adjusted - excluding merger and integration expense, non-operating items and intangible amortization: (b)
As reported	.48	.61	.61	.65	.73	(d)	2.09	(d)	1.48
Adjusted for exchange ratio	.51	.65	.65	.69	.73	(d)	2.09	(d)	1.57
(a)	Amounts prior to July 1, 2007, represent legacy The Bank of New York only.
(b)	Non-operating items are detailed on page 1.
(c)	Including the non-operating items detailed on page 1, non-GAAP adjusted earnings per share - excluding merger and integration expense would have been 67 cents and $1.96 in the third quarter and first nine months of 2007, respectively.
(d)	Including the non-operating items detailed on page 1, non-GAAP adjusted earnings per share - excluding merger and integration expense and intangible amortization would have been 74 cents and $2.10 in the third quarter and first nine months of 2007, respectively.

Revision of Prior Period Financial Statements

Our Company’s fourth quarter 2006 acquisition of the Acquired Corporate Trust Business and sale of our Retail Business to JPMorgan Chase included a “Like Kind Exchange” (the “LKE”) of finite lived intangible assets, principally core deposit intangibles, under Internal Revenue Code section (“Section”) 1031. The LKE deferred taxes of $164 million were treated as a liability acquired in the business combination with an offsetting increase to goodwill.

We reviewed the transaction and now believe that $164 million of deferred tax expense should have been recognized on the gain related to the Retail Business intangibles included in the LKE with JPMorgan Chase. Accordingly, we have corrected the fourth quarter 2006 financial statements with a non-cash charge to discontinued operations – income taxes and a reduction in goodwill of $164 million. This revision does not impact income from continuing operations or our tangible common equity.

As shown in the financial information included in this release, we have revised our prior years’ financial statements to reflect these taxes in discontinued operations. Because the revision was not material to any prior year financial statements, the revisions to prior periods will be presented in future filings, pursuant to SEC Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.” Financial statements for the year ended Dec. 31, 2006 will be revised in the Dec. 31, 2007 Annual Report on Form 10-K.

The table below presents the effect of the correction on our previously reported consolidated statements of income for the fiscal year ended Dec. 31, 2006 and for the three-month period ended Dec. 31, 2006.

(in millions, except per share amounts)
	As previously reported			As revised
For the period ended Dec. 31, 2006	Fourth Quarter	Year	Adjustment	Fourth Quarter	Year
Income from continuing operations	$427	$1,476	$-	$427	$1,476

Discontinued operations:
Income from discontinued operations	2,130	2,426	-	2,130	2,426
Income taxes	(768)	(891)	(164)	(932)	(1,055)

Discontinued operations, net	1,362	1,535	(164)	1,198	1,371

Net income	$1,789	$3,011	$(164)	$1,625	$2,847

Diluted earnings per share
Income from continuing operations	$.56	$1.93		$.56	$1.93

Income from discontinued operations, net	1.80	2.00		1.58	1.79
Net income	2.36	3.93		2.14	3.72

The effect of the correction on the Dec. 31, 2006 consolidated balance sheet is as follows:

(in millions)	As previously reported	Adjustment	As revised
Balances as of Dec. 31, 2006
Goodwill	$5,172	$(164)	$5,008
Total assets	103,370	(164)	103,206
Retained earnings	9,444	(164)	9,280
Total shareholders’ equity	11,593	(164)	11,429

Memo: Tangible common equity	$4,968	$-	$4,968

The effect of the correction on the 2006 consolidated statement of cash flows is as follows:

(in millions)	As previously reported	Adjustment	As revised
Balances as of Dec. 31, 2006
Net income	$3,011	$(164)	$2,847
Gain on retail business sale, net of taxes	(1,381)	164	(1,217)
Net cash provided (used) by operating activities	$3,283	$-	$3,283

APPENDIX

THE BANK OF NEW YORK MELLON CORPORATION

Pro Forma Condensed Consolidated Income Statement

Excluding Purchase Accounting Adjustments

	Three months ended June 30, 2007
(in millions)	The Bank of New York	Mellon Financial (a)	Adjustments		Total Pro forma
Fee and other revenue
Securities servicing fees:
Asset servicing	$427	$281	$(4	)(b)	$704
Issuer services	367	48	-		415
Clearing and execution services	291	4	(10	)(b)	285

Total securities servicing fees	1,085	333	(14)		1,404
Asset and wealth management fees	168	678	-		846
Performance fees	21	42	-		63
Foreign exchange and other trading activities	117	59	-		176
Treasury services	55	66	-		121
Distribution and servicing	2	81	-		83
Financing-related fees	61	8	-		69
Investment income	39	38	-		77
Securities gains (losses)	(2)	3	-		1
Other	34	55	-		89

Total fee and other revenue	1,580	1,363	(14)		2,929
Net interest revenue
Interest revenue	1,162	416	-		1,578
Interest expense	710	282	-		992

Net interest revenue	452	134	-		586
Provision for credit losses	(15)	(3)	-		(18)

Net interest revenue after provision for credit losses	467	137	-		604
Noninterest expense
Staff	752	551	-		1,303
Professional, legal and other purchased services	132	121	-		253
Net occupancy	81	91	-		172
Distribution and servicing	4	151	(14	)(b)	141
Furniture and equipment	54	26	-		80
Software	57	20	-		77
Business development	37	35	-		72
Sub-custodian	42	18	-		60
Clearing and execution	44	-	-		44
Communications	23	10	-		33
Other	87	117	-		204

Subtotal	1,313	1,140	(14)		2,439
Amortization of intangible assets	29	11	-		40
Merger and integration expense:
The Bank of New York Mellon	35	116	-		151
Acquired Corporate Trust Business	12	-	-		12

Total noninterest expense	1,389	1,267	(14)		2,642

Income
Income from continuing operations before income taxes	658	233	-		891
Provision for income taxes	210	(48)	-		162

Income from continuing operations	448	281	-		729
Discontinued operations:
Income (loss) from discontinued operations	(4)	1	-		(3)
Provision (benefit) for income taxes	(1)	7	-		6

Discontinued operations income (loss), net	(3)	(6)	-		(9)

Net income	$445	$275	$-		$720

(a)	Mellon’s results for the second quarter of 2007 include the impact of pre-tax charges associated with merger and integration expenses ($116 million), early redemption of junior subordinated debentures ($46 million), exit costs associated with excess office space ($30 million), and a litigation reserve charge ($5 million), as well as the net benefit of a tax settlement and other discrete tax items ($122 million).
(b)	Adjustment to eliminate intercompany revenue and expenses for Clearing and execution services and Asset servicing paid by Mellon Financial to The Bank of New York.

APPENDIX

THE BANK OF NEW YORK MELLON CORPORATION

Pro Forma Condensed Consolidated Income Statement

Excluding Purchase Accounting Adjustments

	Three months ended Sept. 30, 2006
(in millions)	The Bank of New York	Mellon Financial	Adjustments		Total Pro forma
Fee and other revenue
Securities servicing fees:
Asset servicing	$346	$233	$(5	)(a)	$574
Issuer services	194	49	-		243
Clearing and execution services	302	2	(8	)(a)	296

Total securities servicing fees	842	284	(13)		1,113
Asset and wealth management fees	133	552	-		685
Performance fees	3	56	-		59
Foreign exchange and other trading activities	83	54	-		137
Treasury services	55	66	-		121
Distribution and servicing	2	71	-		73
Financing-related fees	62	9	-		71
Investment income	34	20	-		54
Securities gains	1	3	-		4
Other	48	49	-		97

Total fee and other revenue	1,263	1,164	(13)		2,414
Net interest revenue
Interest revenue	960	393	-		1,353
Interest expense	609	274	-		883

Net interest revenue	351	119	-		470
Provision for credit losses	(4)	(1)	-		(5)

Net interest revenue after provision for credit losses	355	120	-		475
Noninterest expense
Staff	644	512	-		1,156
Professional, legal and other purchased services	89	121	(1	)(a)	209
Net occupancy	70	51	-		121
Distribution and servicing	4	122	(12	)(a)	114
Furniture and equipment	46	26	-		72
Software	53	16	-		69
Business development	27	25	-		52
Clearing and execution	52	-	-		52
Sub-custodian	31	14	-		45
Communications	26	8	-		34
Other	51	61	-		112

Subtotal	1,093	956	(13)		2,036
Amortization of intangible assets	14	7	-		21
Merger and integration expense:
The Bank of New York Mellon	-	-	-		-
Acquired Corporate Trust Business	89	-	-		89

Total noninterest expense	1,196	963	(13)		2,146

Income

Income from continuing operations before income taxes	422	321	-		743
Provision for income taxes	124	103	-		227

Income from continuing operations	298	218	-		516
Discontinued operations:
Income (loss) from discontinued operations	96	7	-		103
Provision (benefit) for income taxes	42	3	-		45

Discontinued operations income (loss), net	54	4	-		58

Net income	$352	$222	$-		$574

(a)	Adjustment to eliminate intercompany revenue and expenses for Clearing and execution services and Asset servicing paid by Mellon Financial to The Bank of New York.

Cautionary Statement

The information presented in this Earnings Release, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, which may be expressed in a variety of ways, including the use of future or present tense language, relate to, among other things, statements with respect to future financial goals, the merger of The Bank of New York and Mellon, including expectations with respect to the merged companies, integration and operations after the merger, achievement of milestones, future growth and prospects. These statements and other forward-looking statements contained in other public disclosures of The Bank of New York Mellon (the Company) which make reference to the cautionary factors described in this Earnings Release, are based upon current beliefs and expectations and are subject to significant risks and uncertainties (some of which are beyond the Company’s control). The following risks, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: the businesses of The Bank of New York and Mellon may not be integrated successfully or the integration may be more difficult, time-consuming or costly than expected; the combined company may not realize, to the extent or at the time it expects, revenue synergies and cost savings from the transaction; revenue following the transaction may be lower than expected as a result of losses of customers or other reasons; deposit attrition, operating costs, customer loss and business disruption following the transaction, including, without limitation, difficulties in maintaining relationships with employees, may be greater than expected; market volatility; operational risk; changes in political and economic conditions; equity, fixed-income and foreign exchange market fluctuations; geographic sources of income; the price of oil; and levels of tax-free income. Additional factors that could cause the Company’s results to differ materially from those described in the forward-looking statements can be found in the Company’s filings with the Securities and Exchange Commission and The Bank of New York Company, Inc.’s and Mellon Financial Corporation’s historical reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the Securities and Exchange Commission. All forward-looking statements in this Earnings Release speak only as of Oct. 18, 2007, and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after that date or to reflect the occurrence of unanticipated events.